UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CBIZ, INC.

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The following contains a transcript of remarks given by Jerome Grisko, President and Chief Executive Officer of CBIZ, Inc. (the “Company”), at an all-team meeting with employees of the Company on July 29, 2026 relating to the Company’s entry into a definitive agreement to be acquired by Grant Thornton Advisors.

Good morning everybody thank you for joining us. I know that you received fairly short notice for this meeting, and I appreciate that many of you rearranged your schedule to join us. So very much appreciate that. As you probably saw in the e-mail news that we sent out this morning, CBIZ has announced that we’ve reached an agreement to be acquired by Grant Thornton.

I’m going to pause there for a moment just because I know that’s significant news and news of that, this type oftentimes is unsettling and it comes with a lot of questions. We’re going to do the best we can today to answer those questions. What I will start by sharing is the offer that came was unsolicited. So the board of directors or management wasn’t out in the market looking for an opportunity or a partner, it came unsolicited. And it’s been a very short period of time. And the reason I share that with you is there’s going to be far more questions than we have answers to, but we wanted to spend the time today together just to tell you the things we do have the answers to and to talk to you about why I believe, and we believe, that this is the right transaction at the right time, at the right price, and brings even greater value to each of our team members and our clients. So that’s really where I want to spend my time today.

I’ll start with price, because we’ll just kind of get that out of the way. As you probably saw in the news release today, the price that they offered was $55 a share. That’s a significant premium, like a 54% premium over our thirty day trailing. Now price goes up and down in any given day. But when something with that significant a premium over your share price comes in, the board of directors is required at least to take a look at it and say, is that in the best interest of not only our shareholders, but our company. So I want to spend the time, most of the time talking about why we believe it’s in the best interest of the company and why it’s good for all of us.

But around price, there is a feature, it’s called a go shop clause. Basically what it means is that for some period of time, I think it’s the next thirty days, the board is actually able to go out into the market and determine if there is a party who might be willing to come in at a higher price. So the reason I share that with you is we’ll know whether this is the right price or not. We’ll get the best price for the company. But at this point, we’re assuming this is the best price and a really compelling price, certainly over our trading value.

I really want to spend most of our time today talking about why we think this is the right transaction beyond price for us. And I’m going to talk about it in two pieces. First of all, in the announcement, it was announced that our Benefits & Insurance group, which has always been such an integral part of who we are, will be carved out and held as a standalone entity backed by the financial support of New Mountain Capital. That in itself is exciting for that team. If you look at the track record of New Mountain Capital, they’ve had other investments in the insurance brokerage space. They’ve committed substantial capital to helping grow those investments over a period of time. They’ve created great career opportunities for the people within those enterprises. And so they really, they know what they’re doing. They have a team here. They’re excited about being part of this and they’re committing capital to it.

Finally, what I would say is they’ve also committed to maintaining a strong referral relationship with CBIZ because we spent so much time building those relationships across the enterprise and that will continue. So it’s kind of the best of both worlds. Standalone entity with focused capital on the needs of the business and a continuing relationship with CBIZ. So that’s really the news for the CBIZ Benefits & Insurance team.

I’m going to spend the rest of the time really talking about what it means for the Financial Services team. And let me start with the headline. Together, CBIZ and Grant Thornton will be the 5th largest accounting, tax, and professional services provider in the United States. That size and scale alone will allow us to invest in people, in systems, in processes, in technology, in branding at levels that are unmatched by any of our competitors, any of our peers, and certainly bring greater value to our team members and our clients.

For those of you who have been with us for several years, I was reflecting on the conversation we had just two years ago when we brought Marcum into the organization and the rationale behind that transaction. And as you’ll recall at the time, I said scale matters. And the reason scale matters is it isn’t size for size sake. It’s what size allows us to do. It allows us to build a firm that brings even greater value to our teams and our clients. From a client perspective, more knowledge and expertise, new solutions, better technology, and seamless services that allow us to meet their most pressing needs or greatest opportunities.

The size that we have, the breadth of the services, the investment that we’re able to make, truly differentiates us, and this will be a catalyst for something even more. So the combination of these two organizations doesn’t create something different than what we are. It actually accelerates and it supports the mission in the path that we’ve been on forever.

Let me talk about it a little bit more specifically about this specific transaction. First, greater depth of specialized industry knowledge. As we know, our clients expect us to have great industry knowledge. They expect us to know not only them, but they expect us to be intimately familiar with their businesses, not generalist. Together, when we bring these two organizations together, we’re going to have more of that depth across more industries than either firm could have ever provided on their own. So number one is kind of the greater depth of the industry expertise.

Number two is expanded advisory capabilities. As we’ve talked about for years, we want to be known as the place our clients come to, not only for their compliance work, but to help them navigate their most complex needs, their most exciting opportunities. And when we think about now what CBIZ can offer to the Grant Thornton shareholders and the Grant Thornton clients and what the Grant Thornton team can offer to the CBIZ clients, we have even a broader array of those advisory services. The right people with the right expertise willing to meet the clients where they stand today.

Number three is a truly multinational network. And this is a meaningful change. This is one gap in what CBIZ was on a path to build out, but we had not yet done that. Our clients have increasingly needed cross-border expertise, and we simply didn’t have the scale to do that. We now have that scale in a really significant way.

And then fourth is our ability to increase the ability to continue to make investments in technology and innovation and in other areas of the business. That’s where I want to spend an extra moment. If you go out and search Grant Thornton, what you’ll see is very recently, they just announced a $1 billion commitment to AI and to advanced automation and technology. What that’s going to allow us to do is do even more of the path that we’ve been on with our incredible team building our AI capabilities and with our innovation and transformation team. So this is more resources in a bigger platform to do it all in the same way we were doing it, only doing it faster. When I add these things up together, deeper expertise, broader advisory services, global reach, and a step change in our ability to make investments in technology and in innovation, what I see is a firm that is simply better positioned to win in the middle market and to continue to win in the years to come.

And here’s the part that really gives me the most confidence about the fit of these two firms - it’s around the culture. What I’ve come to learn about Grant Thornton is their deep commitment to their people, to maintaining a healthy and high performing culture, and to serving their clients in a very proactive way. That aligns so well with our client-centric approach, our core values and our commitment to putting our people first. At the end, these are really two firms that already believe in the same things coming together to be even stronger together. So again, culturally, we feel really good.

I mentioned a lot about what it means for our clients. What’s it mean for our teams. As I’ve always believed, a larger platform creates greater opportunity. It creates more advancement opportunities. It creates more resources to devote to training and development. And it creates more opportunities for us all to be collaborating across a broader network and enriching our careers just through the sophistication of the work that we do. So I think it’s an incredible opportunity for our teams.

Now, as I said at the outset, this has come together very quickly for us, right? Start to finish, I think today, we’re sitting at about seven weeks. What that means is that there’s far more questions around this than we have answers. But what I will tell you is our pledge to you is we’re committed to being transparent and letting you know the things that are important for you to know as soon as we have them. The way that that’s going to come together is through our intranet – we’re going to have a form on the intranet where you can go and submit questions. And if you submit questions, we will make sure that we’re responding to those. On the internet will also be FAQs. And I also encourage you to just speak with your managers and your supervisors, submit questions there, and they’ll bubble up.

I said it came together very quickly. The anticipated closing, if you’ve seen it in the press release, if we continue to move forward with Grant Thornton would be end of year. Between now and then, really nothing changes. It’s continuing to do the same things in the same way that we do. We’ve always done them, supporting each other, supporting our teams until we get to a closing. Between now and then, there will be lots of decisions made and like I said, we’ll be communicating those decisions as we go. I want to close here really on a personal note. I’m extraordinarily proud of what we’ve accomplished together.

I’ve been in this chair for ten years, been with the company twenty-eight years. And when I look over that period of time, I couldn’t be more pleased with what we’ve accomplished, the firm that we were, the firm that we are today, and where we’re going together. I’m particularly also grateful to each of you for how you show up, the culture that you’ve built, how you support our teams, and how you’ve supported the company.

So as I look forward, I think our future is even brighter. I think this will give us the size and the scale to make investments in all the areas we’ve talked about. I think it creates great opportunities for you in your careers and the opportunities to continue to advance in those careers. And I look forward to working alongside you and seeing this all take shape, certainly through the rest of the year and beyond. Thank you and more to come in the future. Appreciate the time together. Thank you.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction between CBIZ, Inc. (“CBIZ”) and Grant Thornton Advisors LLC and certain affiliates of Grant Thornton Advisors LLC (together, “Grant Thornton,” and any such transaction, the “proposed transaction”). In this context, forward-looking statements generally are identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “predicts,” “potential,” “expects,” “may,” “could,” “might,” “likely,” “will,” “should” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2026 (the “Merger Agreement”), if at all, the expected benefits of the proposed transaction, including future financial and operating results and strategic benefits, and the combined company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward-looking statements.

These forward-looking statements are based on CBIZ’s and Grant Thornton’s current expectations with respect to the transactions contemplated by the Merger Agreement and are subject to risks and uncertainties, which may cause actual results to differ materially from CBIZ’s and Grant Thornton’s current expectations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, or that the required approval by the shareholders of CBIZ may not be obtained; (2) the risk that the proposed transaction may not be completed on the terms or in the time frame expected by CBIZ and Grant Thornton, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance and results of operations of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of CBIZ and Grant Thornton, on the expected timeframe or at all; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in the combined company achieving revenue and cost synergies; (8) inability of the combined company to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that shareholder litigation in connection with the proposed transaction or other litigation, settlements or investigations may affect the timing or completion of the proposed transaction or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic, competitive, technological and/or industry-specific conditions affecting the businesses and industries in which CBIZ and Grant Thornton operate; (13) actions by third parties, including government agencies and rating agencies; (14) risks that any debt financing anticipated in connection with the proposed transaction is not obtained or that such financing cannot be obtained on the anticipated timing or terms or unexpected costs or expenses in connection therewith; (15) risks related to the disruption of management time from ongoing business operations due to the pendency of the proposed transaction, or other effects of the pendency of the proposed transaction on the relationship of any of the parties to the transaction with their employees, customers, partners, or other counterparties; (16) risks that any announcements relating to the proposed transaction could have adverse effects on the market price of CBIZ’s common stock, credit ratings, or operating results, and may have an adverse effect on the ability of CBIZ to retain and hire key personnel, retain customers, and maintain relationships with business partners, suppliers and customers; (17) the risk that the market price of CBIZ’s common stock may decline if the proposed transaction is not completed, and (18) the other risk factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other sections of CBIZ’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026, as amended on March 2, 2026 and any subsequent amendments, and subsequent filings with the SEC, including documents that will be filed with the SEC in connection with the proposed transaction. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication. Neither CBIZ nor Grant Thornton undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction and the solicitation of proxies for the proposed transaction, CBIZ intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will contain important information about the proposed transaction and related matters. This communication is not a substitute for the Proxy Statement or any other document that CBIZ may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF CBIZ ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED BY CBIZ WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and CBIZ’s other filings with the SEC also will be available free of charge on CBIZ’s website at https://ir.cbiz.com/financial-information/sec-filings.

Participants in the Solicitation

CBIZ and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the names of such directors and executive officers and their respective interests in CBIZ by security holdings or otherwise is set forth in CBIZ’s definitive proxy statement on Schedule 14A for its 2026 annual meeting of shareholders, filed with the SEC on April 2, 2026 (the “2026 Annual Proxy”). Please refer to the sections captioned “Executive Compensation,” “Summary Compensation Table,” “2025 Grants of Plan-Based Awards,” “Outstanding Equity Awards At 2025 Fiscal Year-End,” “Option Exercises And Stock Vested In 2025,” “2025 Non-Qualified Deferred Compensation,” “Potential Payments upon Termination or Change in Control,” “Director Compensation,” “2025 Director Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” in the 2026 Annual Proxy. To the extent that certain CBIZ participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2026 Annual Proxy, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D or 13G filed with the SEC. Such filings and the 2026 Annual Proxy are available free of charge on CBIZ’s website at https://ir.cbiz.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in CBIZ’s Proxy Statement and other materials to be filed with the SEC in connection with the proposed transaction.